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                                                                       EXHIBIT 5



                           OPINION OF RICHARD E. BARRY

                                  March 7, 2003


Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

     Re: $225,000,000 Aggregate Principal Amount of 7.375% Senior Notes due 2012
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Ladies and Gentlemen:

     I am Senior Counsel and Assistant Secretary of Aon Corporation (the "Company"). I refer to the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), to register up to $225,000,000 aggregate principal amount of the Company's 7.375% Senior Notes due 2012 (the "Exchange Notes") to be issued in an exchange offer for the $225,000,000 aggregate principal amount of the Company's outstanding 7.375% Senior Notes due 2012 (the "Original Notes"). The Original Notes and the Exchange Notes are referred to herein collectively as the "Notes." Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

     The Original Notes were and the Exchange Notes will be issued pursuant to an Indenture dated as of December 16, 2002 (the "Indenture") between the Company and The Bank of New York, as trustee. The Original Notes were issued and sold on December 16, 2002 to Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, BNY Capital Markets, Inc. and Wachovia Securities, Inc., the initial purchasers thereof (the "Initial Purchasers"), without registration under the Securities Act, and were offered and sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the Original Notes, the Company entered into a Registration Rights Agreement dated as of December 16, 2002 (the "Registration Rights Agreement") with the Initial Purchasers, providing for the registration or exchange of the Original Notes. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

     I am familiar with the proceedings to date with respect to the proposed issuance of the Exchange Notes and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

     In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I reviewed.

     Based on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. The Original Notes have been duly authorized and legally issued and constitute valid and binding obligations of the Company (except to the extent enforceability may be limited by

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Aon Corporation
March 7, 2003
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applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

     3. The Exchange Notes have been duly authorized and, when executed, authenticated and delivered pursuant to the Indenture and the Registration Rights Agreement, will be legally issued and will constitute valid and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

     This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of Illinois. I note that the Indenture, the Original Notes and the Exchange Notes are expressly governed by the laws of the State of New York, and I have assumed, without investigation, that the substantive laws of the State of Illinois are substantially identical to those of the State of New York.

     I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Exchange Notes in exchange for the Original Notes.

     I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

                                         Very truly yours,


                                         /s/ Richard E. Barry